Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

September 16, 2011	For more information:
Nancy Murphy
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 346-1506
nmurphy@steinmart.com

STEIN MART, INC. NAMES INTERIM CEO

Board Initiates Search for New CEO

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced the appointment of Jay Stein as interim chief executive officer, effective immediately, following the retirement of David H. Stovall, Jr., who has held that position since 2008.

“On behalf of the board, I want to thank Dave for his service to Stein Mart over the last three years, and in particular, his accomplishments in returning the Company to solid profitability” said Jay Stein, chairman of the board of Stein Mart. “We wish him many happy years of well-earned retirement.”

The Company also announced the formation of a search committee of the board of directors led by Robert Mettler who serves as chair of the Strategic Planning Committee of the board.

Stein continued, “We have a wonderful set of strengths that give us a solid foundation for future growth. These include our tremendously loyal customer base, strong financial position, and most of all, a talented management team. I am enthusiastic about deepening my engagement with our senior leaders to move forward with our growth initiatives.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com